News Release JLL Strengthens Financial Profile with Renewed Credit Facility Credit facility capacity renewed at $2.75 billion, maturity extended to 2023 CHICAGO, May 17, 2018 – Jones Lang LaSalle Incorporated (NYSE:JLL) has amended its bank credit facility to increase the company’s operating flexibility and support its growth strategy. The borrowing capacity remains at $2.75 billion. The new five-year term extends the maturity to May 2023 from June 2021 with improved pricing and flexibility. “We greatly appreciate the support of our long-standing, and newly expanded, globally diversified relationship bank group,” said Christie B. Kelly, Chief Financial Officer of JLL. “Our balance sheet strength and investment-grade ratings reflect our commitment to profitable growth. Our stronger credit facility, supported by a top-tier banking group, provides liquidity and capacity at attractive pricing to maintain our capital allocation growth strategy including technology investments consistent with our digital agenda.” BMO Capital Markets Corp. and Bank of America Merrill Lynch were Joint Lead Arrangers and Joint Bookrunners for this transaction. In addition, Barclays, NatWest Bank Plc, Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A. and HSBC Securities (USA) Inc. served as Joint Lead Arrangers. – ends – About JLL JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. Our vision is to reimagine the world of real estate, creating rewarding opportunities and amazing spaces where people can achieve their ambitions. In doing so, we will build a better tomorrow for our clients, our people and our communities. JLL is a Fortune 500 company with nearly 300 corporate offices, operations in over 80 countries and a global workforce of 83,500 as of March 31, 2018. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com. Connect with us Contact: Gayle Kantro Phone: +1 312 228 2795 Email: Gayle.Kantro@am.jll.com